Exhibit 4.22

INTERCOMPANY AGREEMENT REGARDING SECONDMENT OF EMPLOYEES

This intercompany agreement regarding secondment of employees (the “Agreement”) is entered into on 31 March 2015, by and between:

Höegh LNG Maritime Management Pte. Ltd., a company incorporated and organised under the laws of Singapore with registration no. 201400632E, having its registered office at 4 Robinson Road #05-01 The House of Eden, Singapore 048543 (the “Contractor”); and

Höegh LNG Cyprus Ltd., a company incorporated and organized under the laws of Cyprus with registration no. 339342, having its registered office at Kanika International Business Centre, 6th Floor, Flat 4, Germasogeia, 4046, Limassol, Cyprus (the “Client”).

The Contractor and the Client are hereinafter collectively referred to as the "Parties" and each individually as a "Party".

1.	DEFINITIONS

"Company"	(with reference to the ISM Code and the ISPS Code) means organization complying with the ISM and ISPS Codes.

"Crew/Employee Insurances"	means insurances of liabilities in respect of Crew/Employee risks which shall include but not be limited to death, permanent disability, sickness, injury repatriation, shipwreck unemployment indemnity and loss of personal effects.

“Employees”	means seafarers comprised by the Agreement as being seconded by the Contractor to the Client.

"The Effective Date"	means the date of this Agreement.

"Requirement Specifications"	means the requirements set by the Client regarding qualifications for the Employee(s).

“Secondment Order”	means the agreement entered into for secondment of Employee(s).

"Vessel"	means the Höegh Gallant, IMO No. 9653678 which, at the date of this Agreement, is flagged under Norwegian flag.

2.	PURPOSE

The Contractor is an international employment company which holds a Certificate of Authorisation to Operate A Seafarer Recruitment and Placement Service issued by the Maritime and Port Authority of Singapore (Certificate number COA/2014/000111) and which has access to Employees trained as seafarers. The Contractor has employed seafarers mainly through crewing agreements with third party companies.

The Client is a company, which will provide pursuant to the terms of a lease and maintenance agreement, a vessel with trained crew to another entity of the Höegh LNG Group.

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The Contractor intends to second its Employees who trained as seafarers to the Client and the Client wants to contract Employees trained as seafarers.

3.	THE SCOPE OF THE AGREEMENT

Subject to the terms of this Agreement, the Contractor agrees to make available to the Client (via a secondment) such Employees trained as seafarers to serve on the Vessel.

4.	SECONDMENT ORDER

The Secondment Order shall consist of a list of the positions required (crew complement). Changes in the crew complement list can be agreed per e-mail.

5.	THE WORKING ARRANGEMENT

The Employees are employed by the Contractor pursuant to their individual employment contracts, and the Contractor shall continue to be the employer, even during the period of secondment. The Employees shall not at any time during the secondment be construed as being employed by the Client.

During the period of secondment, the Employees shall be under the instruction and supervision of the Client and Contractor shall procure that the Employees comply with all reasonable orders of the Client including, but not limited to, orders in connection with safety and navigation, avoidance of pollution and protection of the environment. During the period of secondment, the Employee(s) shall be bound by the rules and guidelines laid down by the Client and work under the management of the Client.

6.	OBLIGATIONS OF THE CONTRACTOR

The Contractor shall be responsible for conducting an adequate selection of Employee(s) by verifying that the Employee(s) formal qualifications and other specific criteria as requested by the Client is in accordance with the Client's request. The Contractors responsibility in relation to the Employee(s) formal qualification and other specific criteria as requested by the Client is limited to the exercise of due diligence in the selection process which can be documented.

The Contractor shall provide to the Client such Employee(s) fulfilling the Client’s Requirement Specifications as stated in the Secondment Order. If the Employee(s) seconded do not in fact meet such Requirement Specifications as requested by the Client, the Contractor shall as soon as possible upon request provide the Client with new qualified Employee(s) fulfilling such Requirement Specifications. The Contractor shall have a quality system verifying that the Contractor’s services satisfy the Client's needs and requirements. The Contractor is not responsible towards the Client, if a matter for which the Client is responsible prevents the Employee(s) from conducting the work in a satisfying manner. The same applies for matters for which a third party is responsible.

The Contractor shall provide the Client with information and documentation necessary in order for the Client to fulfil its obligations according to this Agreement. The Contractor shall as soon as possible provide the Client with such information and documentation as requested by the Client.

The Contractor shall ensure that Crew/Employee Insurances name the Client as a joint assured with full cover and, unless otherwise agreed, on terms such that Client shall be under no liability in respect of premiums or calls arising in connection with such insurances.

7.	OBLIGATIONS OF THE CLIENT

The Client shall be responsible for the daily management and guidance of the Employee(s) and the work to be conducted.

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The Client is responsible for the working conditions on the work place being in compliance with applicable rules and regulations and that the work conditions are arranged in order for the Employee(s) to be able to conduct their work.

The Client shall ensure that the requirements of the law of the Vessel’s flag state are satisfied (including compliance with all Maritime Labour Convention provisions which are applicable to the secondment) and that they, or such other entity as may be appointed for the Vessel, are identified to Contractor as the Company. If the Company changes at any time during this Agreement, the Client shall notify the Contractor in a timely manner of the name and contact details of the new organization.

The Client shall ensure that the Employee(s), before joining the Vessel, are properly familiarised with their duties in accordance with the ISM Code and the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Employee(s) prior to sailing.

The Employee(s) shall be bound by the Client's safety instructions and work regulations and other regulations relevant for the work place and the work to be performed. The Client shall be responsible for providing the Employee(s) with relevant training and information on necessary HSSEQ rules applicable for the work place and the work to be performed.

The Client shall be solely responsible for damage/loss/lack of work performance caused by any act or omission of the Employee(s) during the performance of the work, causing the Client or a third party damage or loss.

The Client is responsible for compliance with applicable rules and regulations relevant for the Employee(s) and the work to be conducted. The Client is responsible for correct reporting and where relevant, payment of applicable taxes and other charges which are to be covered by the employer (such as e.g. employers' national insurance contributions and so on) relevant for the Employee(s) and the work to be conducted.

The Client is responsible for paying salary to the Employee(s) in accordance with each Employee's employment agreement (which is entered into between the Employee and the Contractor) and/or the secondment agreement and particular regulations regarding compensation applicable in each individual case. In case payroll is handled by a third party, the Client shall have the right to overlook such payroll and the underlying calculations.

The Client shall provide the Contractor with information and documentation necessary in order for the Contractor to fulfil its obligations according to this Agreement. The Client shall as soon as possible provide the Contractor with such information and documentation as requested by the Contractor.

The Client's rights and obligations according to this Agreement may partly or in its entirety be transferred to a third party. In case of such transfer, the Client would still be responsible towards the Contractor for fulfilment of this Agreement. In case of such transfer, the Client is responsible for making sure that the undertaking third party fulfils the conditions stated in this Agreement.

8.	CONTRACTOR'S FEE

The Contractor's fee shall be an amount equal to the amount paid by the Contractor to any manning agent used for hiring of the relevant Employee(s) plus five percent (5.00%). The calculation of the fee is based on an arm’s lengths principle.

The Contractor may also claim an administration fee of USD 5,000.

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9.	CLIENT'S PAYMENTS

Specified invoices shall be submitted monthly for Employee(s) seconded, in the preceding calendar month. All undisputed invoices shall be paid within ten (10) days of receipt of such invoice by transfer to Contractor's bank account specified by the Contractor on the invoice. All payments to the Contractor shall be made in USD.

If the Client fails to pay at the agreed time, the Contractor shall be entitled to claim interest in the amount of three months LIBOR plus 2.00 per cent. per annum on any overdue amount.

10.	CONFIDENTIALITY

Information that comes into the possession of the Parties in connection with the Agreement and the implementation of the Agreement shall be kept confidential, and shall not be disclosed to any third party without the consent of the other Party.

The confidentiality obligation shall apply to the Parties’ employees, subcontractors and other third parties who act on behalf of the Parties in connection with the implementation of the Agreement. The Parties may only transmit confidential information to such subcontractors and third parties to the extent necessary for the implementation of the Agreement, and provided that they are subjected to confidentiality obligation corresponding to that stipulated in this Clause 10.

The confidentiality obligation shall continue to apply after the expiry of the Agreement.

11.	TERM AND TERMINATION

This Agreement shall come into effect from the date of signing of the Agreement by both Parties (the "Effective Date") and shall continue until terminated by either Party in accordance with this Section 11.

This Agreement shall be terminated by either Party upon giving six month prior written notice to the other Party.

The Parties are entitled to terminate this Agreement with immediate effect if the other Party is in material breach of this Agreement, and the Party in breach has not rectified the situation within 10 days after receiving a written notice from the Party claiming the breach.

Termination of this Agreement shall not affect any accrued rights of either Party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

12.	MISCELLANEOUS

If any provision of this Agreement should be found to be illegal or invalid, such provision shall form no part of this Agreement, and the other provisions shall remain unaffected by such circumstances. The Parties shall in such case in good faith use all reasonable efforts to agree a different term which is not illegal or invalid and which as nearly as possible reflects the intentions of the Parties.

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and shall not be altered, modified or amended except in writing executed by both Parties.

13.	EVENTS OF DEFAULT

There is an event of default if either Party fails to perform its duties under the Agreement. Events of default shall be notified to the Party in default by a written complaint without undue delay after the event of default has been discovered or ought to have been discovered.

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Each Party may claim damages in respect of any direct loss arising from events of default in accordance with Clause 13.

14.	FORCE MAJEURE

Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

-	acts of good;
-	any Government requisition, control, intervention, requirement or interference;
-	any circumstances arising out of war, threatened act of war of warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;
-	riots, civil commotion, blockades or embargoes;
-	epidemics;
-	earthquakes, landslides, floods or other extraordinary weather conditions;
-	strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the Party seeking to invoke force majeure;
-	fire, accident explosion except where caused by negligence of the Party seeking to invoke force majeure; and
-	any other similar cause beyond the reasonable control of either Party.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement is governed by and shall be construed in accordance with Norwegian law.

The Parties hereto irrevocably submit to the jurisdiction of the courts in Oslo, Norway.

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This Agreement has been prepared in 2 originals, of which each Party has received one.

Hoegh LNG Maritime Management Pte Ltd.

By:	/s/ Øivind Stærn

Name:	Øivind Stærn
Title:	H. of Maritime P. /POA
Date:	31.03.2015

Höegh LNG Cyprus Ltd.

By:	/s/ Cathinka K. Rognsvåg

Name:	Cathinka K. Rognsvåg
Title:	Attorney-in-fact
Date:	31 March 2015

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ADDENDUM TO THE INTERCOMPANY AGREEMENT REGARDING SECONDMENT OF EMPLOYEES

This addendum to the agreement regarding secondment of employees, dated 31 March 2015 (the “Addendum”) is entered into with effect from 1April 2015, by and between:

Hoegh LNG Maritime Management Pte. Ltd., a company incorporated and organised under the laws of Singapore with registration no. 201400632E, having its registered office at 4 Robinson Road #05-01 The House of Eden, Singapore 048543 (the “Contractor”); and

Höegh LNG Cyprus Ltd, a company incorporated and organized under the laws of Cyprus with registration no. 339342, having its registered office at Kanika International Business Centre, 6th Floor, Flat 4, Germasogeia, 4046, Limassol, Cyprus (the “Client”).

The Contractor and the Client are hereinafter collectively referred to as the "Parties" and each individually as a "Party".

1.	BACKGROUND

In order to clarify the structure of the secondment of the Employees from the Contractor to the Client, the Contractor and the Client have agreed to make the following amendments to the Parties’ Intercompany Agreement Regarding Secondment of Employees dated 31 March 2015:

2.	AMENDMENT OF CLAUSE 7

The following text of Clause 7 shall be deleted:

“The Client is responsible for correct reporting and where relevant, payment of applicable taxes and other charges which are to be covered by the employer (such as e.g. employers’ national insurance contributions and so on) relevant for the Employee(s) and the work to be conducted.”

“The Client is responsible for paying the salary to the Employee(s) in accordance with each Employee’s employment agreement (which is entered into between the Employee and the Contractor) and/or the secondment agreement and particular regulations regarding compensation applicable in each individual case. In case payroll is handled by a third party, the Client shall have the right to overlook such payroll and the underlying calculations.”

3.	AMENDMENT OF CLAUSE 6

The following text shall be added to Clause 6:

“The Contractor is responsible for paying the salary to the Employee(s) in accordance with each Employee’s employment agreement (which is entered into between the Employee and the Contractor) and/or the secondment agreement and particular regulations regarding compensation applicable in each individual case.”

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“The Contractor is responsible for correct reporting and where relevant, payment of applicable taxes and other charges which are to be covered by the employer (such as e.g. employers’ national insurance contributions and so on) relevant for the Employee(s) and the work to be conducted.”

4.	AMENDMENT OF CLAUSE 8

The following text shall be deleted from Clause 8:

“The Contractor’s fee shall be an amount equal to the amount paid by the Contractor to any manning agent used for hiring of the relevant Employee(s) plus five percent (5.00%).

The following text shall be added to Clause 8:

“Contractor's fee comprises coverage of salaries and other expenses related to the Employee(s) covered by the Contractor. In addition, the Contractor’s fee shall cover the amount paid by the Contractor to any manning agent used for hiring of the relevant Employee(s) plus five percent (5.00%).”

5.	MISCELLANEOUS

The present Addendum should be interpreted in the context of the Parties’ Intercompany Agreement Regarding Secondment of Employees dated 31 March 2015 and assumes no other amendments to said Agreement than the amendments that follows from the present Addendum.

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This Addendum has been prepared in 2 originals, of which each Party has received one.

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Höegh LNG Maritime Management Pte. Ltd

By:	/s/ Øivind Stærn

Name:	Øivind Stærn
Title:	Attorney-in-fact
Date:	Nov 17 2015

Höegh LNG Cyprus Ltd.

By:	/s/ Veronica B. Sandnes

Name:	Veronica B. Sandnes
Title:	Attorney-in-fact
Date:	17/11/2015

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